Exhibit 4.10
BSL HOLDINGS, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
(QUALIFIED OFFICER)

Name of Optionee:	Gifford M. Shaw

Number of Shares of BSL Holdings, Inc.
Common Stock, $.01 par value,
Covered by Option:	24,773 shares (“Option Shares”)

Per Share Option Price:	$0.25

Option Grant Date:	December 30, 1998

Option Vesting Date:	December 30, 1998. The Option granted hereby is immediately exercisable.

Option Termination Date:	December 30, 2008

     This Stock Option Agreement (this “Agreement”) is executed and delivered as of the Option Grant Date by and between BSL Holdings, Inc. (the Company”) and the Optionee. The Optionee and the Company hereby agree as follows:
1. Grant of Option.
(a)	The Company hereby grants to the Optionee an option to purchase the Option Shares at the Per Share Option Price. The Option granted hereby is being issued pursuant to Section 1.2(c) of the Agreement and Plan of Merger dated as of November 10, 1998, as amended December 30, 1998, among Pelican Companies, Inc. (“Pelican”), the Company and Pelican Acquisition Corp. (the “Merger Agreement”). The Option granted hereby is being issued pursuant to and subject to the terms and conditions of an offering (the “Offering”) made by the Company to eligible officers of Pelican as described in the Company’s Qualified Officer Confidential Offering Memorandum dated December 1, 1998 (the “Offering Memorandum"), a copy of which has been distributed to the Optionee.

(b)	By signing this Agreement, the Optionee acknowledges that he has reviewed the Offering Memorandum, including the Summary of Terms of the Offering on pages 11-15 of the Offering Memorandum, which describes the general terms and conditions of the Option granted hereby.
2.	Nor qualified Stock Options. The Option granted hereby shall be treated as a nonqualified stock option under the Internal Revenue Code.

3.	Termination of Option,
(a)	In case of termination of the Optionee’s employment or service with the Company due to death, the Option granted hereby shall remain exercisable by the Optionee’s estate, beneficiaries or heirs for a period of 120 days immediately following such termination of employment. If the Option is not exercised within such 120 day period, the Option is automatically terminated.

(b)	In case of termination of the Optionee’s employment or service with the Company for any other reason, the Option granted hereby shall remain exercisable for a period of 90 days immediately following such termination of employment or service. For purposes of this Agreement, the Company shall determine the effective date of an Optionee’s termination of employment or service. If the Option is not exercised within such 90 day period, the Option is automatically terminated.
(c)	Notwithstanding the foregoing, the Option granted hereby shall in no event terminate later than the close of business on the Option Termination Date and may be terminated earlier pursuant to this Agreement.

(d)	This Option will automatically terminate in the event the Optionee fails to satisfy the Minimum Investment Requirement for participation in the Offering as described under the captions “Minimum Investment” and “Subscription Period” on pages 12-14 of the Offering Memorandum.
4.	Repurchase of Option Shares

At the Officer’s Option
(a)	In the event that the Optionee’s employment with the Company terminates for any reason, upon the Optionee’s request, the Company will repurchase the Option Shares issued upon exercise of the Option at their then applicable fair market value as determined by the Board of Directors in its sole discretion. The Optionee’s written irrevocable request to the Company to repurchase such Option Shares must be received by the Company within 90 days after the Optionee’s last date of employment. The Company will repurchase the Option Shares within 60 days after receipt of the Optionee’s request by delivering a check to the Optionee in the full amount of the purchase price.

(b)	The Company’s obligation to repurchase the Optionee’s Option Shares will not apply to the extent that total repurchases by the Company of Common Stock from all employees of the Company and its subsidiaries during the calendar year in which the Optionee’s employment is terminated exceed $500,000. The Company’s obligation to repurchase the Option Shares will also be subject to compliance with applicable law and the provisions of the Company’s then existing loan facility.

At the Company’s Option
(i)	The Company will have a 120 day option to repurchase the Optionee’s Option Shares in the event that the Optionee’s employment with the Company terminates for any reason. The repurchase price will be the fair market value of the Option Shares as determined by the Board in its sole discretion. The Company may exercise its option by providing the Optionee with written notice of its election to repurchase, together with a check in the full amount of the purchase price, within 120 days after the Optionee’s last date of employment.

(ii)	The Company’s repurchase rights and obligations relating to the Option Shares will terminate upon an initial public offering (an “IPO”) of the Company’s Common Stock pursuant to the Securities Act of 1933, as amended (the “Securities Act”).
5.	The Optionee shall comply with and be bound by all the terms and conditions contained in this Agreement.

6.	Options granted hereby shall not be transferable except by will or the laws of descent and distribution. During the lifetime of the Optionee, the Option may be exercised only by the Optionee, the guardian or legal representative of the Optionee.

7	The obligation of the Company to sell and deliver any stock under this Option is specifically subject to all applicable laws, rules, regulations, governmental and stockholder approvals and Company policies.

8.	The Option Shares issued upon exercise of this Option may not be sold, assigned, mortgaged, pledged, hypothecated, or otherwise transferred or disposed of to any third party, until and unless the Company completes an IPO. In the event the Company completes an IPO, the Option Shares may be sold thereafter, subject to applicable legal and timing restrictions. If the Optionee’s employment with the Company is terminated prior to an IPO, the Optionee’s Option Shares are subject to repurchase by the Company under the terms and conditions described in paragraph 4 of this Agreement.

9.	In addition to the restrictions on transfer imposed by the Company as described in paragraph 8 above, the Option Shares issued upon exercise of this Option are “restricted securities,” as such term is defined in Rule 144 under the Securities Act. Any resale of such Option Shares must comply with the registration requirements of the Securities Act (and any state securities laws that may be applicable) or an exemption therefrom.

10.	The certificates for the Option Shares will bear restrictive legends in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE LAWS AS MAY BE APPLICABLE, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
IN ADDITION TO THE FOREGOING, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND TO CERTAIN REPURCHASE RIGHTS EXERCISABLE BY THE COMPANY. THESE RESTRICTIONS ON TRANSFER AND REPURCHASE RIGHTS ARE SET FORTH IN THE STOCK OPTION AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THE SECURITIES, AND REFERENCE TO SUCH AGREEMENT SHOULD BE MADE FOR A FULL DESCRIPTION OF SUCH TRANSFER RESTRICTIONS AND REPURCHASE RIGHTS.
11.	By signing this Agreement, the Optionee agrees not to sell any Option Shares at a time when any law, regulation or Company policy prohibits a sale.

12.	This Agreement does not give the Optionee the right to be retained by the Company or any of its subsidiaries in any capacity. The Company reserves the right to terminate the Optionee’s service at any time, with or without cause.

13.	The Optionee or the Optionee’s estate, beneficiaries or heirs have no rights as a stockholder of the Company until a certificate for the Option Shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before the Optionee’s stock certificate is issued.

14.	Any notice by the Optionee to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to the Optionee shall be in writing and shall be deemed duly given if mailed to the Optionee at the address last specified to the Company by the Optionee.

15.	The validity and construction of this Agreement shall be governed by the laws of the State of Delaware.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative and the Optionee has hereunto set his hand as of the Option Grant Date.

BSL HOLDINGS, INC.

By:	/s/ Donald F. McAleenan

	Name: Title:	Donald F. McAleenan, Senior Vice President, General Counsel and Secretary

/s/ Gifford Shaw

Gifford Shaw